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                                                              FILE NO. 333-44173
                                                                  RULE 424(B)(3)



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PROSPECTUS SUPPLEMENT NO. 1679                 MARKET-MAKING TRANSACTIONS
TO (I) PROSPECTUS DATED JANUARY 29, 1998 AND
(II) PROSPECTUS DATED MARCH 12, 1998.


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                           MERRILL LYNCH & CO., INC.
                    MEDIUM-TERM NOTES (NO SERIES DESIGNATED)
                          MEDIUM-TERM NOTES (SERIES B)

     This Prospectus is used by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML&Co."), in connection with offers and sales related to market-making transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of ML&Co. Inc. in which transactions MLPF&S acts as a principal. Such sales will be made at prices related to prevailing market prices at the time of sale.
     As of March 27, 1998, Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of the Company have been issued and are currently outstanding as follows:

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    From 9 Months but less than 12 Months             N/A


    From 12 Months but less than 18 Months      5.64% to 6.25%


    From 18 Months but less than 2 Years              N/A


    From 2 Years but less than 3 Years          5.83% to 6.77%


    From 3 Years but less than 4 Years          5.55% to 6.62%


    From 4 Years but less than 5 Years          6.375% to 7.25%


    From 5 Years but less than 6 Years          6.06% to 7.30%


    From 6 Years but less than 7 Years                N/A


    From 7 Years but less than 10 Years         6.75% to 7.00%


    10 Years or more                            6.70% to 8.125%


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     MLPF&S may also act as an agent for its customers in connection with other secondary market transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B).

* This reflects actual interest rates for fixed rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B). In addition, the Company has outstanding a variety of floating rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B), the interest rates of which are reset periodically depending on various indices.


Dated: April 7, 1998